Exhibit 99.1
ERT Reports Third Quarter 2009 Results
PHILADELPHIA, October 29, 2009/PRNewswire-FirstCall/ — eResearchTechnology, Inc. (ERT), (Nasdaq: ERES - News), a leading provider of centralized ECG, ePRO and other services to the biopharmaceutical, medical device and related industries, announced today results for the third quarter and nine-month period ended September 30, 2009. Unless otherwise noted, all comparative numbers refer to changes from the same period a year ago.
Financial highlights for the third quarter of 2009:
•	Net income was $2.8 million, or $0.06 per diluted share in the third quarter of 2009 compared to $2.5 million, or $0.05 per diluted share for the second quarter of 2009 and $6.9 million, or $0.13 per diluted share a year ago.

•	Revenue was $22.7 million for the third quarter of 2009 compared to $24.2 million for the second quarter of 2009 and $33.9 million a year ago. The current year third quarter results do not include the EDC operations, which were sold on June 23, 2009. EDC licenses and services revenue was $1.1 million in the second quarter of 2009 and $1.6 million a year ago.

•	Gross margin percentage was 51.6% in the third quarter of 2009 compared to 52.3% for the second quarter of 2009 and 56.3% a year ago.

•	Operating income margin percentage was 20.7% in the third quarter of 2009 compared to 20.0% for the second quarter of 2009 and 31.1% a year ago.

•	New bookings were $42.3 million in the third quarter of 2009 compared to $35.7 million for the second quarter of 2009 and $43.0 million a year ago. Prior quarters included bookings related to the EDC operations of $1.1 million in the second quarter of 2009 and $1.3 million a year ago.

•	The gross book-to-bill ratio was 1.9 in the third quarter of 2009, the highest value ever recorded in recent history by ERT, compared to 1.5 in the second quarter of 2009 and 1.3 a year ago.

•	Backlog was $165.6 million as of September 30, 2009 compared to $153.7 million as of June 30, 2009. The annualized cancellation rate was 20.0% for the third quarter of 2009 compared to 16.1% in the second quarter of 2009 and 19.6% a year ago.

•	Cash and cash equivalents totaled $72.1 million at September 30, 2009 compared to $66.4 million at December 31, 2008.

•	ERT purchased 196,016 shares of its common stock at an average price of $5.49 under its approved stock repurchase program in the third quarter of 2009 at a total cost of $1.1 million leaving 5.0 million shares available for repurchase under this program.
Financial highlights for the first nine months of 2009:
•	Net income was $7.4 million, or $0.15 per diluted share, for the nine months ended September 30, 2009 compared to net income of $19.3 million, or $0.37 per diluted share, for the nine months ended September 30, 2008.

•	Net revenues were $70.7 million for the nine months ended September 30, 2009 compared to $103.1 million for the nine months ended September 30, 2008.

•	Gross margin percentage for the nine months ended September 30, 2009 was 51.4% compared to 55.3% for the nine months ended September 30, 2008.

•	Operating income margin for the nine months ended September 30, 2009 was 18.2% compared to 28.9% for the nine months ended September 30, 2008.

•	The results include the EDC operations, which were sold on June 23, 2009. EDC licenses and services revenue was $2.5 million and $4.4 million in the first nine months of 2009 and 2008, respectively.

•	New bookings for the nine months ended September 30, 2009 were $109.2 million compared to $142.1 million in the nine months ended September 30, 2008.

•	For the nine months ended September 30, 2009, cash provided by operating activities was $24.7 million compared to $26.8 million for the nine months ended September 30, 2008.

•	For the nine months ended September 30, 2009, ERT purchased 2,902,735 shares of its common stock at an average price of $5.18 under its approved stock repurchase program at a total cost of $15.1 million.
“The quarter was marked by growth in our routine (Phase I — IV) business, offset by a continued weakness in our Thorough QT business,” commented Dr. Michael McKelvey, President and CEO of ERT. “We recorded a book to bill ratio of 1.9 in the quarter, the highest that ERT has ever recorded in recent history. This was due to a strong increase in routine bookings, which increased 23% sequentially and 15% compared to the third quarter a year ago. Thorough QT bookings continued to be impacted by the delays in the timing of sponsors’ decisions on starting these trials. Sponsors may delay the running of Thorough QT trials until later in the drug development cycle, though regulatory guidance ultimately requires that they be performed. The quarter also saw a pick up in new bookings for our emerging ePRO business. We increased our operating income margin to 20.7% sequentially despite flat revenue (excluding the divestiture of our EDC operations) and slightly lower pricing.”
“We were very pleased with the results of our business development efforts in the quarter and feel that this will help spur future growth in our routine business,” continued Dr. McKelvey. “The routine business is our target area where we see the potential to significantly increase the centralization of ECGs as sponsors focus on the quality, timeliness, and cost advantages of centralization,” continued Dr. McKelvey. “We believe the fundamentals of our industry, and ERT’s market leading position, remain strong. We are positioning ourselves for additional growth in the future by focusing on increased centralization of ECGs, increased use of ePRO in clinical trials, and increasing our market share.”
2009 Guidance
The Company issued guidance for the fourth quarter and full year of 2009. For the fourth quarter of 2009, management anticipates diluted net income per share of between $0.05 and $0.06, which translates into full year 2009 guidance of between $0.20 and $0.21. This is in line with the lower end of our previously issued guidance. Due to the lower than anticipated level of Thorough QT bookings in the third quarter of 2009 and some delays in starts of Thorough QT studies, management anticipates net revenues of between $22.0 million and $23.0 million for the fourth quarter of 2009, which translates into full year 2009 guidance of between $92.7 million and $93.7 million.

The Company has also provided qualitative comments for its business outlook for 2010 and will provide quantitative guidance for 2010 when its year-end 2009 results are issued in February 2010. Absent the economy slipping back into recession, significant adverse events surrounding the pharmaceutical industry or significant increases in cancellation rates, management currently believes that the increasingly positive booking trends seen in 2009 and a positive outlook for future bookings will result in revenue and diluted net income per share growth in 2010. Reflecting our leveraged model, we anticipate that the growth in diluted net income per share should be greater than revenue growth. We base this belief on the positive book to bill ratios recorded over the past few quarters including the record 1.9 book to bill ratio in the third quarter resulting in expected increases in our routine business. We also believe an increased contribution of Thorough QT revenues — based on an anticipated increase in available funding for small to medium size pharmaceutical companies and continued emphasis by the FDA on Thorough QT studies — and a stronger contribution of our ePRO business driven by increased interest in suicidality monitoring and patient diaries will also be positive contributing factors. Management has not seen changes from regulatory agencies on their focus on the importance of Thorough QT studies, and while sponsors are always looking to run trials more cost effectively, we assume that these trials will be run as required. The Company is tracking a large number of potential Thorough QT trials from sponsors, but forecasting the timing of when these will occur has been difficult due to the challenging financial environment. However, as seen in 2007 and 2008, this trend can change quickly.
Conference Call
Dr. McKelvey and Keith Schneck, the Company’s Chief Financial Officer, will hold a conference call to discuss these results. The conference call will take place at 5:00 PM EDT on October 29, 2009. For the conference call, interested participants should dial 1-800-860-2442 when calling within the United States or 1-412-858-4600 when calling internationally. There will be a playback available as well. To listen to the playback, please call 1-877-344-7529 when calling within the United States or 1-412-317-0088 when calling internationally.
This call is being webcast by MultiVu and can be accessed at ERT’s website at www.ert.com. The webcast may also be accessed via the direct link at http://www.videonewswire.com/event.asp?id=63252. The webcast can be accessed for up to one year on either site.
About eResearchTechnology, Inc.
Based in Philadelphia, PA, eResearchTechnology, Inc. (http://www.ert.com) is a global provider of technology and services to the biopharmaceutical, medical device, and related industries. The Company is the market leader in providing centralized core-diagnostic electrocardiographic (ECG) technology and services to evaluate cardiac safety in clinical development. The Company also provides technology and services to streamline the clinical trials process by enabling its customers to automate the collection, analysis, and distribution of ePRO clinical data in all phases of clinical development.

This release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views as to future events and financial performance with respect to our operations. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe,” “look to” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance.
These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that might cause such a difference include: unfavorable economic conditions; our ability to obtain new contracts and accurately estimate net revenues, our positive outlook for future bookings, variability in size, scope and duration of projects and internal issues at the sponsoring client; our ability to successfully integrate acquisitions; competitive factors in the market for centralized Cardiac Safety services; changes in the pharmaceutical, biotechnology and medical device industries to which we sell our solutions; technological development; and market demand. There is no guarantee that the amounts in our backlog will ever convert to revenue. Should the current economic conditions continue or deteriorate further, the cancellation rates that we have historically experienced could increase. Further information on potential factors that could affect the Company’s financial results can be found in the Company’s Reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission. Guidance is based on management’s good faith expectations given current market conditions but that continued or further deterioration of general economic conditions, in addition to other factors cited elsewhere, could result in the company not achieving the revenue and earnings per diluted share guidance provided.
Forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect the events or circumstances arising after the date as of which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included in this release or that may be made in our filings with the Securities and Exchange Commission or elsewhere from time to time by, or on behalf of, us.

Contact:
Keith Schneck eResearchTechnology, Inc. 215-282-5566	Robert East Westwicke Partners, LLC 410-321-9652

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

Net revenues:
EDC licenses and services	$1,564	$—	$4,354	$2,501
Services	24,184	15,969	75,542	48,292
Site support	8,182	6,757	23,179	19,895

Total net revenues	33,930	22,726	103,075	70,688

Costs of revenues:
Cost of EDC licenses and services	456	—	1,371	863
Cost of services	9,674	7,577	30,126	22,941
Cost of site support	4,698	3,418	14,565	10,523

Total costs of revenues	14,828	10,995	46,062	34,327

Gross margin	19,102	11,731	57,013	36,361

Operating expenses:
Selling and marketing	3,126	3,056	10,259	9,756
General and administrative	4,254	2,977	13,728	10,581
Research and development	1,173	989	3,223	3,131

Total operating expenses	8,553	7,022	27,210	23,468

Operating income	10,549	4,709	29,803	12,893
Other income (expense), net	251	(82)	922	(375)

Income before income taxes	10,800	4,627	30,725	12,518
Income tax provision	3,870	1,808	11,389	5,081

Net income	$6,930	$2,819	$19,336	$7,437

Basic net income per share	$0.14	$0.06	$0.38	$0.15

Diluted net income per share	$0.13	$0.06	$0.37	$0.15

Shares used to calculate basic net income per share	50,856	48,452	50,743	49,399

Shares used to calculate diluted net income per share	52,180	48,755	52,085	49,698

eResearchTechnology, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	December 31, 2008	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$66,376	$72,067
Short-term investments	50	50
Investment in marketable securities	—	774
Accounts receivable less allowance for doubtful accounts of $695 and $515, respectively	29,177	16,773
Prepaid income taxes	1,892	4,266
Prepaid expenses and other	2,885	3,811
Deferred income taxes	1,831	1,899

Total current assets	102,211	99,640

Property and equipment, net	29,639	23,766
Goodwill	34,603	34,635
Intangible assets	2,149	1,737
Other assets	520	417

Total assets	$169,122	$160,195

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$3,971	$3,156
Accrued expenses	8,140	4,511
Income taxes payable	2,492	2,195
Current portion of capital lease obligations	43	—
Deferred revenues	12,276	12,220

Total current liabilities	26,922	22,082

Deferred rent	2,183	2,413
Deferred income taxes	1,332	1,325
Other liabilities	1,257	879

Total liabilities	31,694	26,699

Stockholders’ equity:
Preferred stock-$10.00 par value, 500,000 shares authorized, none issued and outstanding	—	—
Common stock-$.01 par value, 175,000,000 shares authorized, 59,950,257 and 60,057,392 shares issued, respectively	600	601
Additional paid-in capital	93,828	96,539
Accumulated other comprehensive loss	(2,716)	(1,677)
Retained earnings	110,479	117,916
Treasury stock, 8,686,868 and 11,589,603 shares at cost, respectively	(64,763)	(79,883)

Total stockholders’ equity	137,428	133,496

Total liabilities and stockholders’ equity	$169,122	$160,195

eResearchTechnology, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2008	2009
Operating activities:
Net income	$19,336	$7,437
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of EDC operations	—	(530)
Depreciation and amortization	12,519	9,694
Cost of sales of equipment	717	93
Provision for uncollectible accounts	60	210
Share-based compensation	1,966	2,145
Deferred income taxes	(1,151)	347
Changes in operating assets and liabilities:
Accounts receivable	(6,601)	12,516
Prepaid expenses and other	(1,560)	(1,269)
Accounts payable	357	(69)
Accrued expenses	(363)	(3,728)
Income taxes	931	(2,955)
Deferred revenues	747	588
Deferred rent	(177)	211

Net cash provided by operating activities	26,781	24,690

Investing activities:
Purchases of property and equipment	(6,966)	(3,567)
Proceeds from sales of investments	8,747	—
Payments related to sale of EDC operations	—	(1,150)
Payments for acquisition	(4,964)	(655)

Net cash used in investing activities	(3,183)	(5,372)

Financing activities:
Repayment of capital lease obligations	(1,085)	(43)
Proceeds from exercise of stock options	1,502	372
Stock option income tax benefit	839	134
Repurchase of common stock for treasury	—	(15,120)

Net cash provided by (used in) financing activities	1,256	(14,657)

Effect of exchange rate changes on cash	(610)	1,030

Net increase in cash and cash equivalents	24,244	5,691
Cash and cash equivalents, beginning of period	38,082	66,376

Cash and cash equivalents, end of period	$62,326	$72,067